UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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NV5 GLOBAL, INC.
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Summary of Proposed NV5 Global, Inc. 2023 Equity Incentive Plan to be Voted on at the 2023 Annual Meeting

2023 Plan

NV5 Global, Inc.’s (“NV5” or the “Company”) 2011 Equity Incentive Plan (the "2011 Plan") expired pursuant to its terms in March 2023. The Company is now seeking stockholder approval of the NV5 Global, Inc. 2023 Equity Incentive Plan (the "2023 Plan"). On February 21, 2023, the board of directors of the Company (the “Board”) adopted the 2023 Plan, subject to stockholder approval, and authorized the issuance of 2,328,504 shares of the Company's common stock in connection with awards pursuant to the 2023 Plan. The Board adopted the 2023 Plan to further the Company's goal of attracting, incentivizing, and retaining top talent and continuing to offer its employees compensation opportunities that are market competitive. The Board believes that equity-based compensation plans, such as the 2023 Plan, serve important purposes, such as (1) allowing the Company to use a vehicle other than cash to compensate its employees and (2) benefiting the interests of our shareholders by effectively linking employee compensation to the performance of NV5's stock price. By implementing a long-term incentive plan such as the 2023 Plan, the Compensation Committee of the Board will be able to continue our compensation programs to retain its employees, compensate those employees based on the performance of the Company and other individual performance factors, and enhance shareholder alignment. The Board recommends that you support the 2023 Plan by voting “For” Proposal No. 4.

Reasons Why You Should Vote to Approve the 2023 Plan

The 2023 Plan is fundamentally the same as the 2011 Plan. The 2011 Plan has helped deliver sustainable growth and profitability. If the 2023 Plan is not approved and we are not able to make grants following the annual meeting, NV5 will be at a significant disadvantage in attracting and retaining talented employees, consultants, and non-employee directors. Similar to the 2011 Plan, the 2023 Plan includes various shareholder-friendly provisions, such as prohibitions against (1) repricing options or stock appreciation rights, (2) buyout or replacement of options or stock appreciation rights with an exercise or strike price that is less than the original exercise or strike price of the award, absent shareholder approval, and (3) no reimbursement or indemnification of participants for excise taxes resulting from any "excess parachute payments" which may become due.

Our Talent Recruitment Strategy

NV5 is a provider of technology, conformity assessment, and consulting solutions for public and private sector clients supporting utility, infrastructure, and building assets and systems. Our services require the employment of top-tier professionals in our industry. Our success is dependent on our ability to not only motivate and retain our talented team to achieve important goals, but also to recruit top talent. We believe the ability, hard work and talent of our employees are major reasons for our success. We compete for talent with other engineering and consulting firms that, in some cases, have greater resources than we do. Moreover, we compete for talent with companies much larger than we are and which are capable of offering very competitive pay programs.

Our Pay-for-Performance Philosophy

Equity compensation is a fundamental element of our pay-for-performance compensation philosophy, which incentivizes employees throughout the organization to strive for stockholder value, and not just our named executive officers ("NEOs").

For example:

•We routinely issue restricted stock to non-executive employees for performance under our cross-selling program, which drives organic growth.
•We issue spot bonuses in the form of restricted stock to recognize special achievements of non-executive employees.
•We utilize restricted stock to attract new employees and to support the referral program we use for employee searches.
•We issue restricted stock to incentivize non-executive employees of acquired entities in order to drive growth and support successful engagement and integration.
•In 2022, employees who are not NEOs received approximately 82% of the equity awards granted by the Company.
•Equity compensation also represents a significant portion of the total compensation for our key executives. In 2022, approximately 72% of our CEO’s, and, on average, approximately 49% of our other NEOs’ target total direct compensation consisted of equity compensation.
•Equity awards represent approximately 83% of the compensation paid to our non-employee directors in 2022.

•Restricted stock awards issued to our NEOs and employees cliff vest at 3 years.
•75% of the Company’s 401 (k) plan matching program is funded in restricted stock awards.

We believe the high percentage of compensation paid in the form of equity awards aligns the interests of our employees, executives, and directors strongly with those of our stockholders. Below is graph of our Compensation Actually Paid (“CAP”) vs. NV5’s cumulative total stockholder return (“TSR”):

CAP vs. NV5 TSR
CAP ($ in thousands)
Return ($)
$156
$274
$262
$2,577
$754
$4,462
$1,114
$2,516
$748
2020
2021
2022
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Other NEOs
NV5 TSR

Without the Benefit of Equity Awards, We Would Be Forced to Rely on Other Forms of Compensation

As described above, equity is a central component of compensation for many of our employees. These awards play a critical role in enabling us to attract and retain high-caliber talent, especially talent from within the technology industry, and ensure that the interests of that talent are appropriately aligned with those of our stockholders. The inability to grant equity awards may force us to rely on cash as an alternative form of compensation, which might be better allocated to other business purposes to support our strategy and future growth.

Our Equity Grant Practices

We anticipate shares will be issued under the 2023 Plan in a manner that is consistent with our history of share grants. A summary of shares awarded and the awards’ fair value is as follows:

	Shares Awarded	% of Total	Grant Date Fair Value
NEOs:
2022	27,127	13.4%	$3,337,852
2021	29,583	11.1%	$2,630,055
2020	36,690	9.4%	$1,810,082

Non-employee directors:
2022	8,626	4.2%	$1,143,150
2021	7,515	2.9%	$835,960
2020	1,612	0.4%	$50,000

Non-employee employees:
2022	167,396	82.4%	$19,538,352
2021	228,546	86.0%	$20,889,139
2020	352,531	90.2%	$16,676,421

Totals:
2022	203,149	100.0%	$24,019,354
2021	265,644	100.0%	$24,355,154
2020	390,833	100.0%	$18,536,503

The Qualitative Aspects of our Compensation Program are Viewed Favorably

Historically, our stockholders have been supportive of our general approach to compensation, as indicated by consistently high support of our say-on-pay proposals over multiple years.

Alignment of our Incentive Plans and Stockholder Interests

NV5 has demonstrated a resilient track record of strong growth in cumulative total return for its stockholders since it began trading on NASDAQ in 2013. Our TSR was 144% for the five-year period from January 2018 through December 2022.

Over the five-year period, we have also exceeded the performance of the Russell 2000 Index and S&P Composite 1500 Construction and Engineering Index as follows:

The 2023 Incentive Award Plan Implements Best Practices

The 2023 Plan includes the following best practices:

•No repricing (or cash buyouts) of stock options or stock appreciation rights without stockholder approval
•No "evergreen" provision
•No tax gross-ups
•No dividends on unvested share awards
•Minimum vesting conditions of one year for grants under the 2023 Incentive Award Plan (although typically vesting period is 3 years with a 1-year cliff).

For all the foregoing reasons, our Board recommends that you vote “FOR” Proposal No. 4.

We are committed to continue to increase the value of NV5 while working within the compensation framework described in our proxy statement. We thank you for the time you have focused on this matter and your careful consideration of this proposal. If you have already returned your proxy or voting instruction form or provided voting instructions, you may change your vote. Should you wish to do so, or should you have any questions or need any assistance in submitting your proxy to vote your shares, please contact our proxy solicitor, Georgeson, at the number below. Institutional investors may also reach out directly at (646) 248-8610 or via email at egreene@georgeson.com.

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